UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

October 31, 2006
Date of report (Date of earliest event reported)
EMS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Georgia	000-06072	58-1035424
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
660 Engineering Drive
Norcross, Georgia 30092
(770) 263-9200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement
On October 31, 2006, the Registrant signed a definitive agreement for the sale of its EMS Wireless division (“Wireless”) to Andrew Corporation (“Andrew”) of Westchester, Illinois. EMS Wireless, formed in 1993, employs approximately 200 people. It is headquartered in Norcross, Georgia, and also has a manufacturing and sales facility in Curitiba, Brazil. The division’s core product lines are base station antennas for mobile wireless and fixed wireless applications, and in-building and repeater solutions.
Under the sales agreement, Andrew would acquire all of the operating assets, including intellectual property and customer good will, associated with the Wireless division’s business operations, and would assume substantially all of its operating liabilities. The terms of the transaction include the payment of cash at closing of $50.5 million, with post-closing adjustments payable in cash by either Andrew or the Registrant to the extent actual working capital (as defined) at closing is greater or less, respectively, than the amount thereof as of September 30, 2006. Potential additional payments to the Registrant would be made in future years depending on Andrew’s sales over a four-year period of the Select-a-Cell repeater product that has been developed by Wireless and is being transferred to Andrew as part of the transaction.
Under the agreement, the Registrant would have potential future liability for breaches of various representations and warranties. In addition, the Registrant would be potentially liable for up to $1.2 million should Andrew encounter unanticipated warranty obligations during the first two years after the closing on product previously sold by Wireless, and for up to $900,000 in the event certain regulatory product approvals are not obtained prior to the closing.
Effective in the fourth quarter of 2006, the assets and liabilities of Wireless will be recorded on the Registrant’s financial records as assets held for sale, its financial results will be reported as discontinued operations, and prior-period financial statements will be recast to reflect this treatment. Upon closing of the transaction on the terms set forth in the agreement, the Registrant expects that it will report a net after-tax gain on disposition of assets of approximately $16 million. Any future credits or charges arising from post-closing adjustments or contingent liabilities would be reported through discontinued operations.
The parties are seeking to complete the transaction in November 2006, but closing is subject to the satisfaction of various conditions, including specified third-party consents. If the closing conditions are not met or waived by November 30, 2006, further delay in closing would require the agreement of each of the parties.

This Report on Form 8-K sets forth the Registrant’s expectations with respect to the financial effects of completing the transaction contemplated in the definitive agreement. These statements of expectations are forward-looking statements. They are based on the Registrant’s current estimates, and the actual financial effects could be different. Factors that could result in such differences include whether or not the conditions to closing are met and the transaction is completed, the timing of the closing, financial performance of Wireless prior to closing, and adjustments to current estimates that are determined to be appropriate in the process of formally recording the transaction in the Registrant’s financial records.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMS TECHNOLOGIES, INC.
Date: November 6, 2006	By:	/s/ Don T. Scartz
Don T. Scartz
Executive Vice President, Chief Financial Officer and Treasurer